Exhibit 99.1

Enzo Biochem Receives Notice of Non-Compliance with New York Stock Exchange Listing Rules

FARMINGDALE, N.Y., January 14, 2025 (GLOBE NEWSWIRE) -- Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”) today announced that it was notified by the New York Stock Exchange (the “NYSE”) that it is not in compliance with Section 802.01B and Section 802.01C of the NYSE Listed Company Manual because (i) its 30 trading-day average market capitalization was less than $50 million and its last reported stockholder’s equity as of October 31, 2024 was less than $50 million and (ii) the average closing price of the Company’s Common Stock (the “Common Stock”) was less than $1.00 over a consecutive 30 trading-day period. The Company has a period of 18 months to cure the market capitalization and stockholder’s equity deficiencies and a period of six months to cure the average closing stock price deficiency. The notice does not result in the immediate delisting of the Common Stock.

With regards to the average closing stock price deficiency, the Company can regain compliance at any time within the six-month period following receipt of the NYSE's non-compliance notice if, on the last trading day of any calendar month during the cure period, the Company has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. Under the NYSE’s listing rules, the price condition will be deemed cured if the price promptly exceeds $1.00 per share and the price remains above that level for at least the following 30 consecutive trading days.

The Company will notify the NYSE by January 23, 2025, that it intends to submit a plan by February 21, 2025, to cure the market capitalization, stockholder’s equity and average closing stock price deficiencies and to return to compliance with the NYSE's continued listing standards. The Company intends to consider all available alternatives to cure the deficiencies identified by the NYSE.

The Common Stock will continue to be listed and trade on the NYSE, subject to the Company’s ongoing compliance with the NYSE's other continued listing standards.

About Enzo Biochem

Enzo Biochem, Inc. has operated as a life sciences company for over 45 years. The primary business of Enzo today is conducted through its Life Sciences division, Enzo Life Sciences, which focuses on labeling and detection technologies from DNA to whole cell analysis, including a comprehensive portfolio of thousands of high-quality products, including antibodies, genomic probes, assays, biochemicals, and proteins. The Company’s proprietary products and technologies play central roles in translational research and drug development areas, including cell biology, genomics, assays, immunohistochemistry, and small molecule chemistry. The Company monetizes its technology primarily via sales through our global distribution network and licensing. For more information, please visit enzo.com or follow Enzo Biochem on X and LinkedIn.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products, cost of goods sold, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2024. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Enzo Biochem Contacts
For Enzo Biochem:
Patricia Eckert, Chief Financial Officer Enzo Biochem 631-755-5500 peckert@enzo.com